EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Second Quarter 2020 Results and Reconfirms Full Year 2020 Distribution Guidance
Summary of Second Quarter 2020 Results (in millions, except LNG data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$1,470	$1,705	$3,188	$3,454
Net income	$406	$232	$841	$617
Adjusted EBITDA[1]	$846	$591	$1,638	$1,198
LNG exported:
Number of cargoes	58	85	150	162
Volumes (TBtu)	205	301	530	576
LNG volumes loaded (TBtu)	207	305	534	578

Summary Full Year 2020 Distribution Guidance

2020
Distribution per Unit	$2.55	-	$2.65
Recent Highlights
Operational

•	As of July 31, 2020, more than 1,025 cumulative LNG cargoes totaling over 70 million tonnes of LNG have been produced, loaded, and exported from the SPL Project (defined below).
Financial

•
In May 2020, Sabine Pass Liquefaction, LLC (“SPL”) issued an aggregate principal amount of $2.0 billion of 4.500% Senior Secured Notes due 2030. Net proceeds of the offering, along with cash on hand, were used to redeem all of SPL’s outstanding 5.625% Senior Secured Notes due 2021.

Liquefaction Project Update

SPL Project
Train 6
Project Status	Under Construction
Project Completion Percentage (1)	63.9% (2)
Expected Substantial Completion	2H 2022
Note: Project update excludes Trains in operation
(1) Project completion percentage as of June 30, 2020
(2) Engineering 96.5% complete, procurement 91.1% complete, and construction 25.3% complete

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Total margins as used herein refers to total revenues less cost of sales.

Houston, Texas - August 6, 2020 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) reported net income of $406 million and $841 million, respectively, for the three and six months ended June 30, 2020 compared to $232 million and $617 million for the comparable 2019 periods. The increases in net income for the three and six months ended June 30, 2020 were primarily due to increased total margins2 and decreased costs related to certain maintenance and related activities at the SPL Project which occurred in the 2019 periods, partially offset by increased loss on modification or extinguishment of debt and costs incurred in response to the COVID-19 pandemic. The increase in net income for the six months ended June 30, 2020 was further partially offset by increased interest expense and increased operating and maintenance expenses primarily related to additional Trains in operation.
Total margins increased during the three and six months ended June 30, 2020 primarily due to accelerated revenues recognized from LNG cargoes for which customers have notified us that they will not take delivery and an increase in margins per MMBtu of LNG delivered to customers and recognized in income, partially offset by a decrease in volumes of LNG recognized in income primarily due to cargoes for which long-term customers have not elected delivery. During the six months ended June 30, 2020, the increase in total margin was further partially offset by a decrease in net gains from changes in fair value of commodity derivatives. Margins per MMBtu of LNG delivered to customers and recognized in income increased during the three and six months ended June 30, 2020 primarily due to a higher proportion of total volumes sold under higher-margin long-term contracts, partially offset by a decrease in market pricing for short-term cargoes sold.
Adjusted EBITDA1 was $846 million for the three months ended June 30, 2020, compared to $591 million for the comparable 2019 period, and $1.64 billion for the six months ended June 30, 2020, compared to $1.20 billion for the comparable 2019 period. The increases in Adjusted EBITDA during the three and six months ended June 30, 2020 were primarily due to accelerated revenues recognized from LNG cargoes for which customers have notified us that they will not take delivery and an increase in margins per MMBtu of LNG delivered to customers and recognized in income as detailed above, partially offset by a decrease in volumes of LNG recognized in income primarily due to cargoes for which long-term customers have not elected delivery and costs incurred in response to the COVID-19 pandemic.
During the three and six months ended June 30, 2020, we recognized $388 million and $404 million, respectively, in revenues recognized from LNG cargoes for which customers have notified us that they will not take delivery, of which $244 million would have otherwise been recognized subsequent to June 30, 2020, if the cargoes were lifted pursuant to the delivery schedules with the customers. LNG revenues during the three months ended June 30, 2020 excluded $16 million that would have otherwise been recognized during the quarter if the cargoes were lifted pursuant to the delivery schedules with the customers, as these revenues were recognized during the three months ended March 31, 2020. Excluding the $244 million impact of cargo cancellations related to periods subsequent to June 30, 2020 and those received in prior periods for the current periods, our total revenues would have been $1.24 billion and $2.94 billion for the three and six months ended June 30, 2020, respectively.
During the three and six months ended June 30, 2020, 58 and 150 LNG cargoes, respectively, were exported from the SPL Project, none of which were commissioning cargoes.

Cargo Cancellation Revenue Summary

The following table summarizes the timing impacts of revenue recognition related to cargoes for which customers elected to not take delivery on our revenues for the three and six months ended June 30, 2020 (in millions):

	Three Months	Six Months
	Ended	Ended
	June 30, 2020	June 30, 2020
Total revenues	$1,470	$3,188
Impact of cargo cancellations recognized in the prior period for deliveries scheduled in the current period	16	—
Impact of cargo cancellations recognized in the current period for deliveries scheduled in subsequent periods	(244)	(244)
Total revenues excluding the timing impact of cargo cancellations	$1,242	$2,944

SPL Project
We operate five natural gas liquefaction Trains and are constructing one additional Train for a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
Distributions to Unitholders
We will pay a cash distribution per common and subordinated unit of $0.645 to unitholders of record as of August 7, 2020 and the related general partner distribution on August 14, 2020. The payment of such distribution will result in the conversion of the subordinated units into common units on a one-for-one basis on August 17, 2020.
Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the second quarter 2020 on Thursday, August 6, 2020, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners is developing, constructing and operating natural gas liquefaction facilities at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. Cheniere Partners is currently operating five natural gas liquefaction Trains and is constructing one additional Train for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass terminal. The Sabine Pass LNG terminal has operational regasification facilities that include five LNG storage tanks, two marine berths and vaporizers and an additional marine berth that is under construction. Cheniere Partners also owns the Creole Trail Pipeline, a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues
LNG revenues	$1,332	$1,171	$2,781	$2,538
LNG revenues—affiliate	61	455	249	760
Regasification revenues	68	67	135	133
Other revenues	9	12	23	23
Total revenues	1,470	1,705	3,188	3,454

Operating costs and expenses
Cost of sales (excluding items shown separately below)	398	880	1,097	1,759
Cost of sales—affiliate	5	—	5	—
Operating and maintenance expense	165	162	317	300
Operating and maintenance expense—affiliate	48	37	81	66
General and administrative expense	8	3	10	6
General and administrative expense—affiliate	24	27	49	48
Depreciation and amortization expense	138	138	276	252
Impairment expense and loss on disposal of assets	—	3	5	5
Total operating costs and expenses	786	1,250	1,840	2,436

Income from operations	684	455	1,348	1,018

Other income (expense)
Interest expense, net of capitalized interest	(236)	(230)	(470)	(417)
Loss on modification or extinguishment of debt	(42)	—	(43)	—
Other income, net	—	7	6	16
Total other expense	(278)	(223)	(507)	(401)

Net income	$406	$232	$841	$617

Basic and diluted net income per common unit	$0.78	$0.44	$1.62	$1.19

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	348.6	348.6	348.6	348.6

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	June 30,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,341	$1,781
Restricted cash	167	181
Accounts and other receivables, net	291	297
Accounts receivable—affiliate	2	105
Advances to affiliate	140	158
Inventory	101	116
Derivative assets	20	17
Other current assets	100	51
Other current assets—affiliate	1	1
Total current assets	2,163	2,707

Property, plant and equipment, net	16,584	16,368
Operating lease assets, net	97	94
Debt issuance costs, net	19	15
Non-current derivative assets	37	32
Other non-current assets, net	157	168
Total assets	$19,057	$19,384

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$12	$40
Accrued liabilities	410	709
Due to affiliates	36	46
Deferred revenue	22	155
Deferred revenue—affiliate	—	1
Current operating lease liabilities	7	6
Derivative liabilities	6	9
Total current liabilities	493	966

Long-term debt, net	17,566	17,579
Non-current operating lease liabilities	90	87
Non-current derivative liabilities	1	16
Other non-current liabilities	1	1
Other non-current liabilities—affiliate	18	20

Partners’ equity
Common unitholders’ interest (348.6 million units issued and outstanding at June 30, 2020 and December 31, 2019)	1,943	1,792
Subordinated unitholders’ interest (135.4 million units issued and outstanding at June 30, 2020 and December 31, 2019)	(937)	(996)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at June 30, 2020 and December 31, 2019)	(118)	(81)
Total partners’ equity	888	715
Total liabilities and partners’ equity	$19,057	$19,384

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, changes in the fair value of our commodity derivatives, impairment expense and loss on disposal of assets, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2020 and 2019 (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income	$406	$232	$841	$617
Interest expense, net of capitalized interest	236	230	470	417
Loss on modification or extinguishment of debt	42	—	43	—
Other income, net	—	(7)	(6)	(16)
Income from operations	$684	$455	$1,348	$1,018
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	138	138	276	252
Gain from changes in fair value of commodity derivatives, net	(9)	(5)	(26)	(77)
Impairment expense and loss on disposal of assets	—	3	5	5
Incremental costs associated with COVID-19 response	33	—	35	—
Adjusted EBITDA	$846	$591	$1,638	$1,198

Contacts
Cheniere Energy Partners, L.P.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491